NEWS RELEASE for October 26, 2006 at 8:00AM Eastern Time

Contacts:	Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS
Product Revenues Increase 42 Percent; Net Income Increases 82 Percent

        BURLINGTON, MA (October 26, 2006) … Palomar Medical Technologies, Inc. (Nasdaq: PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the third quarter ended September 30, 2006. The Company’s third quarter product revenues increased by 42 percent as compared to the third quarter in 2005. The Company’s third quarter total revenues increased by 45 percent and net income increased by 82 percent, including back-owed royalties as described below, as compared to the third quarter in 2005. The Company also strengthened its balance sheet since the third quarter of last year, including increasing its cash and investments from $40 million to $81 million.

        Revenues for the quarter ended September 30, 2006 were $28 million, up from $19.3 million in the third quarter of 2005. Product revenues increased to $23.7 million from $16.7 million and gross profit from product revenues increased to $16.6 million or 70 percent, up from $11.5 million or 69 percent in the year-earlier quarter. The Company reported net income of $8.4 million, or $0.41 per diluted share, for the third quarter of this year, versus net income of $4.6 million, or $0.24 per diluted share, for the third quarter of last year.

        Revenues for the nine months ended September 30, 2006 were $87.1 million, up from $54.5 million in the nine months ended September 30, 2005. Product revenues increased to $65.7 million from $46.8 million and gross profit from product revenues increased to $47 million or 72 percent, up from $31.8 million or 68 percent in the first nine months of 2006 as compared to the first nine months of 2005. The increase in total revenues for the nine months ended September 30, 2006 compared to 2005 includes an increase in royalty revenues of $15.7 million, due in part to royalties resulting from our settlement with Cutera in the second quarter of 2006 and back-owed royalties from Laserscope in the third quarter of 2006. The Company reported net income of $32 million, or $1.59 per diluted share, for the first nine months of this year, versus net income of $12.1 million, or $0.64 per diluted share, for the first nine months of last year.

        As a result of a royalty audit of Laserscope’s product sales from January 1, 2001 through June 30, 2006, there was an increase in the third quarter royalty revenue of $2.2 million, cost of royalty revenue of $864,000 and net income of $1.2 million. On October 18, 2006, Palomar and Laserscope entered into a new license agreement and terminated the prior license agreement. Under the new license agreement, Laserscope will pay Palomar a 7.5% royalty on sales of its current light-based hair removal products, including the Lyra and Gemini Laser Systems and the Solis IPL System, as well as on sales of new light-based hair removal systems developed in the future. For more information, please see the Non-Exclusive Patent License Agreement filed as Exhibit 99.2 to a Current Report on Form 8-K filed today.

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   Palomar — Page 2

        Chief Executive Officer Joseph P. Caruso commented, “We are pleased to report another strong quarter of substantial increases in revenue and income. Our flagship Lux systems continue to drive our significant revenue growth. Over the last nine months we continued to strengthen our balance sheet by considerably increasing our cash and investments. We believe the popularity and acceptance of light-based solutions for cosmetic treatments will continue to increase as consumer awareness increases. Palomar is the driving force in shaping this trend. Our projects with Gillette, Johnson & Johnson and the government are progressing as planned, and we are satisfied with the balance we have been able to maintain between short-term financial performance and long-term strategic goals. It remains an important goal of ours to maintain our strategy of investing the necessary resources in research and development and intellectual property protection to maintain our technology leadership position in the professional market as we advance our technology toward the consumer market.”

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (866) 510-0708 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 13344157 and will be available for fourteen days. A webcast replay will also be available.

        About Palomar Medical Technologies, Inc.: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based cosmetic procedures performed around the world every year in physicians’ offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is uniquely focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has an agreement with The Gillette Company to develop and potentially commercialize a patented home-use, light-based hair removal device for women (please note that in October 2005, Procter & Gamble Company completed its acquisition of Gillette. Under the Development and License Agreement, Procter & Gamble, as the acquiring party, assumed all of Gillette’s rights and obligations.) Palomar also has an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne, and was awarded a contract by the Department of the Army to develop a light-based self-treatment device for Pseudofolliculitis Barbae (“PFB”).

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2005 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar Financial Summary:

Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues
Product revenues	$23,671,555	$16,726,018	$65,678,399	$46,789,990
Royalty revenues	3,642,413	1,211,547	18,439,355	3,724,266
Funded product development revenues	707,814	1,341,108	3,015,171	4,032,539

Total revenues	28,021,782	19,278,673	87,132,925	54,546,795

Costs and expenses
Cost of product revenues	7,036,514	5,220,270	18,689,965	14,977,455
Cost of royalty revenues	1,456,969	484,619	7,375,742	1,489,706
Research and development	3,537,561	3,162,199	11,021,628	9,218,413
Selling and marketing	5,821,573	4,335,302	17,043,040	12,512,292
General and administrative	2,362,082	1,712,847	3,045,800	4,733,197

Total costs and expenses	20,214,699	14,915,237	57,176,175	42,931,063

Income from operations	7,807,083	4,363,436	29,956,750	11,615,732

Interest income	1,031,530	315,116	3,476,494	741,133

Income before income taxes	8,838,613	4,678,552	33,433,244	12,356,865

Provision for income taxes	470,948	90,677	1,454,733	244,243

Net income	$ 8,367,665	$ 4,587,875	$31,978,511	$12,112,622

Net income per share
Basic	$ 0.47	$ 0.27	$ 1.83	$ 0.72

Diluted	$ 0.41	$ 0.24	$ 1.59	$ 0.64

Weighted average number of shares outstanding
Basic	17,642,215	16,942,281	17,438,247	16,815,519

Diluted	20,244,414	19,115,171	20,109,935	19,044,006

— more — Palomar — Page 4 Consolidated Balance Sheets (Unaudited)
	September 30, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$22,392,771	$10,536,144
Available-for-sale investments, at market value	58,760,386	38,757,575
Accounts receivable, net	15,197,198	8,686,227
Inventories	10,183,051	6,753,110
Other current assets	3,068,462	582,074

Total current assets	109,601,868	65,315,130

Property and equipment, net	1,019,175	909,676
Other assets	111,074	111,074

Total Assets	$110,732,117	$66,335,880

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,314,150	$1,278,823
Accrued liabilities	13,421,376	11,465,100
Deferred revenue	4,697,766	1,725,849

Total current liabilities	20,433,292	14,469,772

Stockholders' equity
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	--	--
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued and outstanding- 17,673,859 and 17,126,467 shares, respectively	176,739	171,265
Additional paid-in capital	184,106,867	177,658,135
Accumulated deficit	(93,984,781)	(125,963,292)

Total stockholders' equity	90,298,825	51,866,108

Total liabilities and stockholders' equity	$110,732,117	$66,335,880

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